EXHIBIT 99.1
Press release dated June 10, 2010

GEOGLOBAL ANNOUNCES CAPP SYMPOSIUM LIVE WEBCAST

Calgary, Alberta, Canada, June 10, 2010 - GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/Amex: GGR) announces that Mr. Paul B. Miller, the Company’s Executive Officer is scheduled to present at the 2010 Canadian Association of Petroleum Producers (CAPP) Oil & Gas Investment Symposium on Tuesday, June 15, 2010 at 9:50 a.m. Mountain Daylight Time.

This presentation will be broadcast live via webcast accessible through the CAPP website.  All parties are invited to log onto the webcast.

CAPP Symposium Webcast Details:

Date:	Tuesday, June 15, 2010
Time:	9:50 a.m. Mountain Daylight Time (11:50 a.m. Eastern Daylight Time)
Webcast:	The webcast will be accessible through www.capp.ca by clicking on the associated link http://gowebcasting.com/c1536
Webcast Archive:	The webcast can be accessed through the same link roughly 24 hours after the original broadcast. Audience members will need Windows Media Player to listen to the webcasts.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Dave Feick, Managing Director, Western Canada
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com